Globe Photos Appoints George Smith, Entertainment Industry Veteran, to Board of Directors

LAS VEGAS, NV – January 2, 2019 – Globe Photos, Inc. (OTCQB: GBPT), a leader in licensed sports photography and iconic pop culture imagery, has appointed George Smith to its board of directors. Following his appointment, the board will be comprised of six members, with three serving independently.

Smith brings to Globe more than 30 years of experience in the entertainment and amusement business involving all facets of business development, management and operations. He is currently president and CEO of Family Entertainment Group, a recognized industry leader in game room design, development, consulting, and operations.

Smith co-founded Face to Face Entertainment Conference (F2FEC), the premier family entertainment industry event. He earlier served as senior vice president of business development for Animaland, a leader in the interactive plush toy market, and as chief operating officer of Paradigm Entertainment, a video game development company.

“Over the last few months, we’ve sought to add independent directors with complementary experience and knowledge to help guide us through this pivotal stage of our development,” said Globe Photos CEO and president, Stuart Scheinman. “I was fortunate to experience firsthand George’s exceptional capabilities in business development while he served as senior VP of business development for Animaland, a company I founded in 2003 which experienced phenomenal global growth.”

“With George’s appointment, we gain a preeminent entrepreneur and business development leader with a passion for entertainment. Combined with his decades of board and executive experience, he represents an exceptional addition to our board. We also expect to benefit from George’s insights and expertise in interactive vending machines, as we look to develop innovative ways to monetize our collection of licensed sports photography and exclusive pop culture imagery.”

Earlier in his career, Smith served as vice president of business development for Namco Cybertainment, the largest operator of amusement facilities in the U.S. He oversaw the expansion of Namco’s new business development from inception to operations at more than 1,100 facilities nationwide, including close operating relationships with Disney, McDonald’s, AMC Theatres, MGM Casinos and over 50 Fortune 500 companies. While serving as VP of operations for Namco, he was responsible for the operation of nearly 500 stores, and assisted in the acquisition of several companies and related businesses.

A recognized industry leader, Smith has served as president of the International Association for Leisure and Entertainment Industries, where he created alliances with the Amusement and Music Operators of America and the American Amusement Manufacturers Association. He currently serves on the Family Entertainment Center (FEC) committee for International Association of Amusement Parks and Attractions, the largest amusement trade organization in the world. He is also vice president of the American Amusement Machine Association (AAMA), member of the executive committee, government relations committee, and co-chair of the FEC Committee. He is the recipient of the prestigious 2018 Joe Robbins Award for outstanding contributions to the AAMA and entertainment community.

Smith consults for the United States Air Force, the United State Army Services Recreation Equipment Program and E Ball Games of Melbourne, Australia, an amusement game developer. He received his Bachelor of Science in Business Administration from Clark University.

About Globe Photos

Globe Photos is the owner to one of the world’s largest collections of licensed sports photography and iconic pop culture imagery library, which includes more than 15 million images taken by more than 3,500 photographers from around the world over the last century. The collection features iconic personalities and unforgettable moments from the worlds of entertainment, sports, history and politics. For more information, visit www.globephotos.com.

The company’s new Photo File division currently holds licenses with the NFL, NBA, MLB, NHL, and major colleges including Alabama, Clemson, Ohio State and others, to produce sports prints, lithographs and other related items. Photo File is also licensed by thousands of additional individuals and organizations, including Babe Ruth, Joe Namath, Vince Lombardi, and others. For more information about Photo File, Inc., visit www.photofile.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact

Stuart Scheinman

President & CEO

Globe Photos, Inc.

Tel (702) 722-6113

info@globephotos.com

Media & Investor Relations Contact:

Ronald Both

CMA

Tel (949) 432-7566

GBPT@cma.team

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